Exhibit 5.1

September 18, 2015

Ultra Petroleum Corp.

400 N. Sam Houston Parkway E.

Suite 1200

Houston, TX 77060

Re: Ultra Petroleum Corp. Registration Statement on Form S-3.

Ladies and Gentlemen:

We have acted as counsel for Ultra Petroleum Corp., a Yukon, Canada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-3 (the “Registration Statement”) and the prospectus of even date herewith contained therein (the “Prospectus”) relating to the offer and proposed resale by selling noteholders named in, or incorporated in to, the Prospectus of up to $850,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2024 (the “Notes”). The Notes have been issued pursuant to an indenture dated as of September 18, 2014 (the “Indenture”), between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with the foregoing, we have examined the Indenture, the Registration Statement and such corporate records and instruments of the Company, as we have deemed necessary or appropriate for purposes of this opinion.

In making the foregoing examination, we have assumed certain matters with respect to the Company, including the valid existence, good standing, power and authority of the Company, and the due authorization, execution and delivery of the Notes under the laws of Yukon, Canada. In addition, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and that all agreements or instruments relevant hereto are the valid, binding and enforceable obligations of all parties thereto, other than the Company.

We are opining herein as to the effect on the Notes of the federal laws of the United States and the laws of the State of New York (including the statutory provisions and reported judicial decisions interpreting the state laws of the State of New York) (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined on Law or as to the effect of any such laws on the opinions herein stated.

SPECIFIC LIMITATIONS AND QUALIFICATIONS ON

OPINIONS REGARDING ENFORCEABILITY OF THE NOTES

The enforceability of the Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances, (iii) the facts that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (iv) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law), (v) obligations of good faith and fair dealing under New York law, (vi) provisions purporting to make a guarantor primarily liable rather than as a surety and (vii) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, the potential unavailability of specific performance and other equitable remedies, limitations on rights to indemnification that contravene law or public policy, the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that the Notes constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

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